UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 18, 2014

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

20415 Nordhoff Street, Chatsworth, CA 91311

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                   Unregistered Sales of Equity Securities.

On February 18, 2014, MRV Communications, Inc. (the “Company”) issued warrants (the “Warrants”) to purchase 250,000 shares of its common stock. The Warrants were issued in connection with the settlement of certain litigation previously pending against the Company in the federal District Court and the California Superior Court, in accordance with the Stipulation of Settlement, dated as of March 1, 2013, between the Company and the participants in such settlement.

The Warrants were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(10) of the Securities Act.  The approvals were received after a hearing on the fairness of the terms and conditions of the exchange, at which all plaintiffs had the right to appear and adequate notice was given.

Pursuant to the terms of the Warrant Agreement dated as of July 16, 2013 between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agreement”), each Warrant initially entitles the holder thereof, subject to adjustment pursuant to the terms of the Warrant Agreement, to purchase one share of the Company’s common stock for each Warrant evidenced thereby, at an exercise price of $8.80 per share.  The Warrants are exercisable pursuant to a ‘cashless’ exercise provision only.  A Warrant may be exercised, at any time or from time to time after the issue date and prior to the expiration date (i.e. July 12, 2018), subject to the provisions of the Warrant Agreement, provided, however that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions in the Warrant Agreement.  The description above of the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement (including the form of warrant certificate attached as Exhibit A thereto) furnished as an exhibit herewith.

Item 9.01 — Financial Statements and Exhibits.

(d) The following is furnished as an Exhibit to this Current Report on Form 8-k.

4.1          Warrant Agreement dated as of July 16, 2013 between MRV Communications, Inc. and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference from Exhibit 4.1 of  Form 10-Q for the quarter ended June 30, 2013)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 19, 2014

MRV COMMUNICATIONS, INC.

	By:	/s/ Stephen A. Garcia
Stephen A. Garcia
Chief Financial Officer